Exhibit 10.21

CONFIDENTIAL TREATMENT

EXCLUSIVE DEVELOPMENT, DISTRIBUTION, AND SUPPLY AGREEMENT

This EXCLUSIVE DEVELOPMENT, DISTRIBUTION, AND SUPPLY AGREEMENT (the “Agreement”) is entered into as of October 27th, 2006 (the “Effective Date”), by and between (i) CryoLife, Inc., a Florida corporation, having a principal place of business at 1655 Roberts Blvd. NW, Kennesaw, Georgia 30144 (“Supplier”), and (ii) BioForm Medical, Inc., a Delaware corporation having a principal place of business at 1875 South Grant Street, Suite 110, San Mateo, California 94402 (“BioForm”).

Background

WHEREAS, Supplier has developed and manufactures products based on serum albumin technology for use as a surgical adhesive product.

WHEREAS, BioForm desires to develop, market, distribute, and sell adhesive products in the Territory (as defined herein) for use in the Field as exclusive distributor for the Term (as defined herein); and

WHEREAS, Supplier desires to appoint BioForm as exclusive distributor of Company Product in the Territory for use in the Field.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, Supplier and BioForm agree as follows:

1. DEFINITIONS

Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings set forth below.

“Act” means the United States Food, Drug and Cosmetic Act and similar laws and regulations in foreign jurisdictions within the Territory that regulate the manufacture, distribution, and sale of Company Product, all as may be amended from time to time.

“Affiliate” means, with respect to any person, any person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person. For the purposes of this definition, “control” means the direct or indirect ownership of more than 50 percent of the outstanding shares or other voting rights entitled to vote for the election of directors (or in the case of an entity that is not a corporation, for the election of the corresponding management authority). Supplier shall not be deemed for any purposes of this Agreement to be an Affiliate of BioForm.

“BioForm Trademarks” means all trademarks, other marks, and trade dress used by BioForm to identify Company Product, any other product or service of BioForm, or the business identity of BioForm.

“BioGlue Surgical Adhesive” means Supplier’s BioGlue® surgical adhesive product described in the BSA Specifications and that consists of a surgical adhesive composed of purified bovine serum albumin and glutaraldehyde.

“BSA Patents” means (a) the Patent Rights identified on Exhibit A; (b) all non-provisionals, divisions, substitutions, continuations, and continuations-in-part applications of any of the Patent Rights identified on Exhibit A; (c) all patents that may issue from any of the Patent Rights identified on Exhibit A; (d) any reissues and reexaminations of the Patent Rights identified on Exhibit A; and (e) all foreign and international counterparts of the Patent Rights identified on Exhibit A.

“BSA Specifications” means the specifications for the BioGlue Surgical Adhesive set forth on Exhibit B, as such specifications may be amended from time to time in accordance with the terms of this Agreement.

“Bulk Product Sample” means a unit of non-sterile Company Product provided unpouched in bulk quantities.

“Business Day” (whether such phrase is capitalized or not) means any day, other than Saturday, Sunday, or a legal holiday in California, that banks located in San Francisco, California are open for business.

“Company Product” means a single syringe with 2 milliliters of deliverable volume (approximately 3 milliliters of fill volume) of BioGlue Surgical Adhesive with up to four applicator or spreader tips in a sterile pouch packaged in private label form specific to BioForm in a box provided by BioForm, which box may vary depending on the country to which the Company Product will be shipped or other circumstances. Company Product includes Improvements that BioForm elects, with Supplier’s concurrence, to incorporate into Company Products pursuant to Section 8.4(a).

“Confidential Information” means all data, specifications, training materials, and other know-how related to the design, use, implementation, performance, manufacture, distribution, or sale of BioGlue Surgical Adhesive or any Company Product, as well as all other information and data provided by either party to the other party hereunder in written or other tangible medium and marked as confidential, or if disclosed orally or displayed, identified as confidential prior to or at the time of disclosure and confirmed in writing as confidential within 30 calendar days after disclosure, in each case except any portion thereof that: (a) is rightfully known to the receiving party before receipt thereof under this Agreement as evidenced by the receiving party’s written records; (b) is properly and lawfully disclosed to the receiving party by a third person who has the legal right to make such disclosure; (c) is or becomes generally lawfully known in the trade through no fault of the receiving party; or (d) is independently developed by the receiving party without use of such information, as evidenced by the receiving party’s written records.

“Field” means sales to plastic surgeons, facial plastic surgeons, ear, nose, and throat surgeons, occuloplastic surgeons and dermatologists for use in the following cosmetic and reconstructive procedures of the face, neck, and breast: (a) full-face lifts, mid-face lifts, brow lifts, neck lifts, and other facial cosmetic facial reconstructive procedures; and (b) lifts, reductions, reconstructions, and augmentations of the breast. The Field may be expanded to include specific non-facial, non-breast surgical procedures performed by plastic surgeons, facial plastic surgeons, ear, nose, and throat surgeons, occuloplastic surgeons, and dermatologists with the written consent of both parties. “FDA” means the United States Food and Drug Administration, or any successor entity.

“Improvements” means developments, Enhancements, updates, and other changes the Company Product or any component of the Company Product.

“Intellectual Property” means intellectual property or proprietary rights of any description including: United States and foreign Patent Rights, trademarks, service marks, and registrations thereof and applications therefor, copyrights and copyright registrations and applications, mask works and registrations thereof, know-how, trade secrets, inventions, discoveries, ideas, technology, data, information, processes, drawings, designs, licenses, computer programs and software, and technical information (including information embodied in material specifications, processing instructions, equipment specifications, product specifications, confidential data, electronic files, research notebooks, invention disclosures, research and development reports and the like related thereto), and all amendments, modifications, and improvements to any of the foregoing.

“Patent Rights” means all patents, patent applications (including any provisionals, continuations, divisionals, continuations-in-part, extensions, renewals, reissues, revivals, and reexaminations, any national phase PCT applications, any PCT international applications, and all foreign counterparts) and rights to file patent applications, any reissues or extensions thereof and any foreign counterparts, divisions, continuations, or continuation-in-part of any applications or substitutes therefor.

“Product Approvals” means, for any country or other jurisdiction in the Territory, those regulatory approvals required for importation, exportation, promotion, pricing, marketing, and sale of the Company Product in such country or other jurisdiction for use in the Field.

“Product Specifications” means the specifications for the Company Product as they are agreed to in writing from time to time in accordance with the terms of this Agreement.

“Proprietary Rights” means Intellectual Property licensed to, owned or controlled by Supplier that is used in the design, formulation, manufacturing or packaging of the Company Product.

“Regulatory Authority” means the FDA and any other national, supra-national, regional, state, or local regulatory agency, department, bureau, commission, council, or other governmental entity empowered by any Act to regulate the Company Product (including the manufacture, distribution, or sale of the Company Product) within the Territory.

“SA Product” means any surgical adhesive capable of being used in the Field that is composed of serum albumin combined with any aldehyde or whose design or formulation is covered by any claim of the BSA Patents.

“Supplier Trademarks” means the BioGlue trademark and all other marks and trade dress used by Supplier to identify the BioGlue Surgical Adhesive or the business identity of Supplier. Supplier Trademarks include, without limitation, those marks and trade dress identified on Exhibit D.

“Territory” means the United States, Canada, and each European country, territory, and possession that is specified on Exhibit C and is subject to and governed by the CE medical products rules under European Union Medical Device Directive 93/42/EEC. The Territory may be expanded to include other countries, territories, or possessions that subsequently become subject to and governed by the CE medical products rules under European Union Medical Device Directive 93/42/EEC with the written consent of both parties. The European countries, territories, and possessions specified on Exhibit C are sometimes collectively referred to as the “EC Countries.”

“Training Product Sample” means a unit of Company Product provided that is marked “Not for Commercial Sale” in a manner agreed upon by the parties.

Other Defined Terms. Each of the following terms shall have the respective meaning ascribed to such term in the section of this Agreement set forth opposite such term below:

Section
“Agreement”	Preamble
“CGMP”	6.1
“Blocking Intellectual Property”	8.4(c)
“Regulatory Approval Program”	3.1
“Regulatory Approval Plan”	3.1
“Complaint“	6.8(a)
“Complaint Evaluation“	6.8(b)

Section
“Development Agreement”	8.4(b)
“Development Effort Data”	11.3
“Effective Date“	Preamble
“Enhancements”	8.4(a)
“Enhancements Notice”	8.4(a)
“Indemnifying Party“	10.2
“Indemnitees“	10.2
“Losses“	10.1(a)
“Prior Forecast”	5.3(b)
“Process Complaint”	6.8(c)
“Process Related Recalls”	6.10(b)
“Product Development Meeting”	8.4(a)
“Product Information”	8.1
“Program”	8.4(b)
“QSR”	6.1
“Supplier“	Preamble
“Term“	11.1
“Transfer Price”	5.12(a)

2. LICENSE GRANT & PAYMENT

2.1 License Grant. Supplier hereby grants to BioForm an exclusive license under the BSA Patents and Proprietary Rights solely to develop, in cooperation with Supplier, and to use, distribute, market, and sell, but not to make or manufacture, Company Product within the Field in the Territory. BioForm may sublicense rights to use, distribute, market, and sell under the license grant to Affiliates who agree to be bound by the license and distribution limitations contained in this Agreement.

2.2 Considerations. As compensation for the license grant contained in Section 2.1, BioForm shall (a) pay Supplier a one-time payment of $500,000 upon the execution of this Agreement, (b) pay Supplier any and all milestone payments coming due under Section 3.3, and (c) purchase Company Product exclusively from Supplier in the manner provided herein.

3. DEVELOPMENT AND REGULATORY APPROVALS

3.1 Development in the Field by BioForm. BioForm will use reasonable efforts to promptly design, fund, and conduct a program intended to gain required Regulatory Approvals to market and sell Company Product in the United States, Canada, and the EC Countries for at least one indication within the Field, such as endoscopic brow lifts, that is reasonably acceptable to Supplier, which acceptance will be communicated prior to the initiation of the program and will not be unreasonably withheld or delayed (the “Regulatory Approval Program”). BioForm will use reasonable efforts to execute the Regulatory Approval Program in accordance with the Regulatory Approval Program, as such program may be amended from time to time. In connection with such clinical development activities:

(a) BioForm will bear all costs of the Regulatory Approval Program, including the cost of regulatory submissions, clinical trials, and activities to support approval by the applicable Regulatory Authority in the United States, Canada, and the EC Countries except that BioForm shall not be required to reimburse Supplier for any costs or expenses incurred by it or its Affiliates, contractors, or agents in connection with the non-financial assistance and cooperation that are provided free of charge under Section 3.2(b) and 3.2(c). BioForm will be responsible for the preparation of regulatory documents and submissions to the FDA in connection with the Regulatory Approval Program.

(b) BioForm will develop a reasonably detailed written project timeline with milestones and resource commitments for the Regulatory Approval Program (the “Regulatory Approval Plan”) that is reasonably acceptable to Supplier, which acceptance will not be unreasonably withheld or delayed, within 60 days after execution of this Agreement. The Regulatory Approval Plan will establish: (i) the scope and time frame of the development activities that will be performed, (ii) development objectives, work plan activities, and time schedules with respect to the Regulatory Approval Program, (iii) the obligations of the parties with respect to the Regulatory Approval Program, (iv) a budget for the various activities to be performed, and (v) a non-binding estimate of quantities of Company Product supply needed for use as part of the Regulatory Approval Program. Attached as Exhibit 3.1(b) is a preliminary Regulatory Approval Plan developed by BioForm that will be superseded by the Regulatory Approval Plan but will serve as BioForm’s acting Regulatory Approval Plan until the final Regulatory Approval Plan is completed and accepted by Supplier in the manner provided above, and such approval shall not to be unreasonably withheld, conditioned or delayed. Supplier agrees to accept any Regulatory Approval Plan that is consistent with the preliminary Regulatory Approval Plan, provides for at least the same level of financial and resource commitment from BioForm as the preliminary Regulatory Approval Plan, and maintains, subject to delays beyond the control of BioForm, substantially the same timeline as the preliminary Regulatory Approval Plan.

(c) Supplier shall supply BioForm, at Supplier’s cost, a reasonable amount of Company Product for the Regulatory Approval Program, as contemplated by the Regulatory Approval Plan.

3.2 Regulatory Approvals. BioForm shall be responsible, at its expense, for obtaining, maintaining, and complying with all regulatory requirements, excluding requirements for manufacturing, and approvals (including all Product Approvals) necessary or useful to market and sell Company Product in the Field within any jurisdiction of the Territory in which BioForm will market or sell Company Product. All regulatory approvals shall be obtained in the name of and owned by BioForm. In pursuing such approvals:

(a) BioForm shall permit Supplier to review and comment upon BioForm’s regulatory and clinical trial plans for the Territory. BioForm shall also be responsible for making all applicable regulatory filings.

(b) Supplier will provide BioForm with non-financial assistance and cooperation in support of the Regulatory Approval Program, as reasonably requested by BioForm. Such assistance will include reasonable consultation with Supplier’s employees, consultants, and agents on technical and regulatory matters, including acting as the sponsor of any potential premarket application supplements or other regulatory filings, and providing access to relevant historical research, development, clinical, and regulatory files necessary for implementation of the Regulatory Approval Program and the submission of related premarket applications.

(c) Supplier shall permit BioForm to use any data owned by Supplier to support each premarket or regulatory application being made by BioForm for Company Product in the Field in the Territory. Supplier shall also permit BioForm to reference such data in submissions to each Regulatory Authority and permit the Regulatory Authority to use such data in its reviews. Supplier shall update the data submissions it makes under this Section 3.2 and provide BioForm with all new data promptly after the same is developed, assembled, or comes to the attention of Supplier. BioForm will provide the same rights and privileges to Supplier with respect to data owned or generated by or on behalf of BioForm in connection with the Company Product. Information provided by either party pursuant to this Section 3.2(c) is subject to the confidentiality provision in Section 12.7.

(d) During the period beginning on the Effective Date and ending upon completion of the Regulatory Approval Program, at Supplier’s request, BioForm will provide Supplier with a reasonably detailed written report summarizing the progress of the Regulatory Approval Program once each calendar quarter and, at Supplier’s request, meet with representatives of Supplier in person or by phone no more frequently than once per calendar quarter to discuss progress with the Regulatory Approval Program. BioForm shall review with Supplier clinical trial protocols and the selection of clinical sites of any clinical trial to be conducted with respect to Company Product. BioForm will own all data generated by or for BioForm or its Affiliates in the Regulatory Approval Program, except for data generated by Supplier, which data Supplier shall own.

(e) Supplier shall provide to BioForm, at Supplier’s expense, copies of its existing scientific, medical, clinical, regulatory technical, marketing, and other data related to the BioGlue product to support BioForm’s clinical, regulatory, or marketing activities. BioForm shall provide to Supplier, at BioForm’s expense, summaries of its scientific, medical, clinical, regulatory technical, marketing, and other data related to the Company Product to support Supplier clinical, regulatory, or marketing activities related to BioGlue Surgical Adhesive.

(f) BioForm will not be liable for any costs associated with Supplier’s efforts in connection to maintaining and complying with all applicable regulatory requirements in the ordinary course of business for any product (including the BioGlue Surgical Adhesive or Company Product).

3.3 Approval Milestone. BioForm shall pay to Supplier a milestone payment equal to [****] upon BioForm receiving the first PMA approval from the FDA to market and sell the Company Product in any application within the Field in the United States.

4. DISTRIBUTION AND PURCHASE

4.1 Appointment. Subject to the terms and conditions set forth in this Agreement, Supplier hereby appoints BioForm as Supplier’s exclusive distributor of Company Product in the Field within the Territory for the Term, and BioForm hereby accepts such appointment. BioForm may appoint Affiliates as sub-distributors, but only those Affiliates to whom they have granted sublicense rights under Section 2.1. Supplier acknowledges and agrees that it shall not be entitled to any compensation for the appointment contained in this Section 4.1 other than payment of the purchase price for Company Product in accordance with Section 5.6 and payments due under Section 3.3.

4.2 Distribution Relationship; Limitations on Supplier Activities. During the term of this Agreement, Supplier agrees to sell Company Product for use in the Field within the Territory exclusively to BioForm. Subject to the last sentence of this Section 4.2, Supplier agrees (a) not to provide or sell any SA Product in the Field in the Territory for or to any third party if Supplier knows or has reason to believe that such SA Product will be provided, distributed, or sold anywhere in the Territory for use in the Field; and (b) to use its commercially reasonable efforts to prevent the sale of any SA Product to customers for resale or distribution in the Field within the Territory by any party other than BioForm or its Affiliates, including commercially reasonable efforts requested by BioForm, to prevent such unauthorized sales activity. The foregoing provisions of this Section 4.2 shall not be deemed to prohibit Supplier from developing or commercializing any SA Products (including the BioGlue Surgical Adhesive) or any other product for any application outside the Field (whether inside or outside the Territory) or outside the Territory (whether or not within the Field). Supplier shall not be obligated under this Section 4.2 from and after such time, if ever, as BioForm is in breach of its obligations under Section 4.5 and has not cured such breach within 60 days of written notice from Supplier notifying BioForm of such breach.

4.3 No Other Distributors. Supplier represents and warrants that, except to the limited extent disclosed on Exhibit 4.3, it does not currently have any other agents, representatives, or distributors entitled to market, sell, or distribute SA Product in the Field within the Territory. Supplier represents and warrants that, except to the limited extent disclosed on Exhibit 4.3, there is no restriction, covenant, or agreement to which it

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is a party or by which it is bound that would prevent or delay Supplier from providing to BioForm the exclusive distribution rights contained in this Agreement, and Supplier agrees that it will not, directly or indirectly, undertake any action, omit to take any action, or enter into any agreement that will prevent or delay BioForm from the enjoyment by BioForm of the full benefits of exclusive distribution relationship provided in this Agreement. Supplier will 4.4 use commercially reasonable efforts to amend the agreement disclosed on Exhibit 4.3 of any distributor that markets SA Product into the Field so as to prohibit the distributor from distributing SA Product in the Field in the Territory during the term of this Agreement; and 4.5 terminate, or allow to expire, each agreement disclosed on Exhibit 4.3 in accordance with its terms if the agreement cannot be amended to prohibit the third party from distributing SA Product in the Field in the Territory during the term of this Agreement. BioForm agrees not to contact any party to an agreement disclosed in Exhibit 4.3 without the prior written consent of Supplier. Supplier will use its reasonable best efforts to complete the efforts required of Supplier by this Section 4.3 before the earlier of BioForm receiving PMA Approval to distribute Company Product in the United States or BioForm commencing active distribution and promotion of Company Product in Canada or the EC Countries.

4.4 Marketing and Sales. All business decisions concerning the sales and marketing of Company Product for use in the Field in the Territory, including the price, other sale terms, kitting practices, and promotion thereof, will be within the sole discretion of BioForm. Upon Supplier’s reasonable request, but no more frequently than twice per calendar year, BioForm will discuss with Supplier BioForm’s marketing plans for Company Product in the Territory. Within 30 calendar days following the end of each calendar quarter, BioForm will also provide Supplier with a written report of the following items during the prior calendar quarter in each of the United States, Canada, and the EC Countries (a) the volume of all sales of Company Product, (b) the total revenue for all sales of Company Product, and (c) the average selling price of Company Product. BioForm will provide Supplier with an annual evaluation of the current and expected market situations with respect to Company Product in the Territory in the Field. This evaluation will be provided to Supplier in January of each calendar year of this Agreement.

4.5 Limitation on Activities of BioForm. Throughout the term of this Agreement, BioForm agrees (a) to offer for sale Company Product only for use in the Field within the Territory; (b) not to provide or sell any Company Product to any third party that will provide, distribute, or sell the Company Product anywhere outside the Territory or for use outside the Field if BioForm knows or has reason to believe that such Company Product will be provided, distributed, or sold anywhere in the outside Territory or for any use outside the Field; and (c) to use commercially reasonable efforts to prevent the resale or distribution of any Company Product to customers for resale or distribution outside the Field or the Territory by any party, including commercially reasonable efforts requested by Supplier, to prevent such unauthorized sales activity.

4.6 Commercially Reasonable Sales Efforts. Notwithstanding the terms of Section 4.4, BioForm shall use commercially reasonable efforts, consistent with its ordinary course of conduct, to commercialize, market, and sell Company Product for use in the Field in the Territory during the term of this Agreement so long as Supplier supplies Company Product to BioForm in accordance with the terms of this Agreement provided that (a) BioForm shall not be required to use any level of efforts to sell, market, or distribute Company Product in any jurisdiction prior to receipt of all Product Approvals reasonably deemed by BioForm to be necessary for the marketing and sale of Company Product in such jurisdiction; and (b) whether certain efforts by BioForm are deemed to be “commercially reasonable” with respect to Company Product shall be determined in light of all relevant factors in the relevant jurisdictions including (i) BioForm’s reasonable estimate of the market potential and rate of market growth of Company Product (including anticipated profit margin and the perceived market size); (ii) the level of Product Approval for Company Product in each jurisdiction (including the extent of the indications, if any, within the Field for which Company Product has been approved); (iii) in BioForm’s reasonable estimation, whether or not the sale of Company Product infringes or could infringe the Patent Rights of third persons in the Territory; (iv) the competitive position of Company Product vis-à-vis other products that may be marketed and sold for the same indications, including with respect to the safety, efficacy, and cost of Company Product when compared to such other products; and (v) the availability and supply of Company Product for distribution. BioForm’s reasonable commercial efforts may include one or more of the following (1) promoting Company Product at major medical trade shows attended by plastic surgeons, facial plastic surgeons, ENT surgeons, occuloplastic surgeons and dermatologists, (2) training, educating, supporting and maintaining representatives to market and sell Company Product in the Territory within the Field, or (3) applying reasonable financial, personnel and facilities resources in support of its commercialization efforts. For purposes of determining whether or not BioForm is complying with its obligations under this Section 4.6, BioForm’s sales and marketing efforts for Company Product in all relevant jurisdictions within the Territory shall be considered in the aggregate, and not by separate jurisdiction.

4.7 Marketing Costs. Except as otherwise expressly provided in this Agreement, BioForm shall bear all expenses for marketing and selling Company Product in the Field in the Territory.

4.8 Product Differentiation. In order to appropriately distinguish Company Product sold by BioForm from BioGlue Surgical Adhesive sold by Supplier, BioForm will (a) market and distribute Company Product exclusively under a new and separate brand and name approved in advance by Supplier, which approval shall not be unreasonably withheld or delayed, and (b) refrain from actively marketing any connection between the Company Product and the BioGlue Surgical Adhesive. BioForm may make references to the safety of the BioGlue Surgical Adhesive in response to inquiries but not in any marketing communications or materials. The provisions of this Section 4.8 shall not apply to activities performed by BioForm in connection with conducting clinical trials or regulatory filings as outlined in the Regulatory Approval Program or Regulatory Approval Plan in accordance with Section 3.2. For purposes of clarification, responding to questions regarding commonalities between the BioGlue Surgical Adhesive and the Company Product will not be considered “active marketing” that violates Section 4.8(b). Notwithstanding the foregoing, the parties will enter into good faith negotiations regarding an alternate brand and name strategy for the Company Product, including the possibility of incorporating the BioGlue brand, name and trademark or derivations thereof into the brand and name for the Company Product.

4.9 Right of First Negotiation. Supplier agrees to consider BioForm as a potential exclusive distributor in the Territory of any SA Product it desires to distribute within the Field. This undertaking shall require Supplier to first disclose the potential SA Product to BioForm in writing prior to disclosure to other parties. If BioForm notifies Supplier in writing that it desires to negotiate for exclusive distribution rights within the Field and Territory for the disclosed SA Product within [****] after notice to BioForm of the availability of such SA Product, Supplier shall enter into good faith negotiations with BioForm to determine commercially reasonable terms for such rights. Such discussions shall be exclusive for a period of [****]. Potential SA Product information disclosed pursuant to this Section 4.9 shall be considered Supplier Confidential Information under Section 12.7.

5. PURCHASE OF PRODUCTS AND TERMS OF SALE

5.1 Exclusive Purchase and Supply Relationship. BioForm agrees to purchase Company Product exclusively from Supplier in accordance with the terms of this Agreement for so long as Supplier supplies the Company Product in accordance with the terms of this Agreement.

5.2 Forecasts. BioForm agrees to provide Supplier, to the extent practicable, at least six months prior to the date of anticipated first commercial release of any Company Product and at least 30 calendar days prior to the beginning of each calendar quarter, a 12-month rolling forecast (limited to months during the Term) of its intended Company Product purchases. Except as set forth in Section 5.3(a), all forecast information shall be for informational purposes only and shall not be a commitment to purchase. All forecasted amounts are for delivery of Company Product at the beginning of the month for which the forecast is made.

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5.3 Purchase Orders. BioForm shall submit to Supplier purchase orders for Company Product that shall, at a minimum, identify the Company Product and set forth the quantities, price, delivery dates, and shipping instructions and shipping addresses for the Company Product ordered. Minimum purchase quantity shall be five units of Company Product.

(a) Firm Commitments. With each rolling forecast submitted to Supplier, BioForm shall submit binding purchase orders to cover [****] of the Product orders included in the forecast for the initial three-month period of such forecast. Further, BioForm commits to purchase at least [****] of the Company Product orders forecast for the immediately subsequent three month period of each rolling forecast submitted to Supplier. Company Product orders forecast for the remaining period of the forecast shall be non-binding.

(b) Purchase Order Acceptance. Each purchase order shall be deemed to have been accepted by Supplier, upon receipt in a manner that provides proof of delivery, if the order quantity for that quarter is within [****] of the amount of Company Product set forth for that quarter in the forecast submitted by BioForm to Supplier before the beginning of the immediately prior quarter (the “Prior Forecast”) and within the agreed-upon lead-time for such Company Product. Each accepted purchase order shall give rise to a contract between BioForm and Supplier for the sale of the Company Product units ordered and shall be subject to and governed by the terms of this Agreement. The terms and conditions of this Agreement shall govern and supersede any additional or contrary terms set forth in BioForm’s purchase order or any Supplier or BioForm acceptance, confirmation, invoice, or other document unless duly signed by an officer or designee of both BioForm and Supplier expressly stating and identifying which specific additional or contrary terms shall supersede the terms and conditions of this Agreement.

(c) Order Limitations. The amount of the initial purchase order and initial forecast for Company Product shall be agreed to by BioForm and Supplier. Later forecasts shall require Supplier’s agreement only if they increase Company Product forecasts for any quarter by more than [****] of the amount forecasted in the Prior Forecast. In the event the purchase orders placed by BioForm for delivery within any quarter is greater than [****] of the amount of Company Product set forth in the Prior Forecast, Supplier shall not be obligated to supply any such excess above [****] however, Supplier shall use its commercially reasonable efforts to supply such excess.

5.4 Product Specifications; Packaging and Labeling. All Company Product delivered by Supplier hereunder shall be in full compliance with Product Specifications, shall be labeled specifically for BioForm, and shall be ready for end-user sale, including all packaging, labeling, instructions-for-use, and sterilization, as approved by BioForm. BioForm will develop and implement packaging and labeling for Company Product, subject to applicable regulatory requirements and consent of Supplier, which consent shall not be unreasonably withheld or delayed, to clearly differentiate Company Product from BioGlue Surgical Adhesive products sold by Supplier. Supplier shall ensure that all Company Product shall be labeled in accordance with the procedures specified from time to time by BioForm and BioForm shall have final approval over all packaging and labeling for Company Product, except for the consent provided for in the immediately preceding sentence. BioForm maintains the right to over-label Company Product as it deems necessary, but shall not utilize Supplier Trademarks except in accordance with Section 7.1, and shall provide Supplier with copies of any additional labels used by BioForm.

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5.5 Obligation to Stock and Supply

(a) Supplier shall manufacture, sell, and deliver Company Product to BioForm and BioForm shall purchase Company Product from Supplier in accordance with this Agreement and the related purchase orders on the date specified for delivery in the purchase order (which date shall not be earlier than 30 calendar days after the date of the purchase order).

(b) Supplier will use its reasonable best efforts to maintain the ability to supply all Company Products that Supplier is required to deliver pursuant to Section 5.2. If Supplier becomes or projects that it may be incapable of making such required deliveries of Company Products, subject to normal lead-time requirements, Supplier agrees to meet with BioForm and agree to a reasonable allocation plan to assure BioForm a fair allocation of Supplier resources to meet BioForm’s requirements for Company Product. Supplier will provide BioForm with as much notice as reasonably possible if it anticipates or has reason to believe that Supplier’s output of the Company Product will not be sufficient to supply all Company Products that Supplier is required to deliver pursuant to Section 5.2 and 5.3.

(c) Supplier shall maintain at all times a supply of raw material inventory necessary to manufacture Company Product for three months as forecasted to be purchased by BioForm based on the most recent forecast. In addition, Supplier shall maintain at all times manufacturing capacity and raw materials sufficient to supply at least [****] estimated quantity of purchase for the first six months of the most recent forecast.

(d) BioForm shall maintain at all times a supply of Company Product finished inventory equal to approximately [****] supply.

5.6 Payment. Supplier shall invoice BioForm for Company Product delivered to BioForm in accordance with this Agreement and purchase orders at the prices described in Section 5.12. BioForm shall pay for Company Product within 40 calendar days after the date of Supplier’s invoice (provided that the invoice date is no earlier than the date that shipment is received), unless BioForm has not accepted the delivery in accordance with Section 5.9. Late payments shall bear interest at the prime rate per annum. In the event that Supplier is required to institute any action to enforce collection of any amounts due to Supplier from BioForm under this Agreement, BioForm shall pay, in addition to all amounts due, all reasonable out-of-pocket costs and expenses incurred by Supplier in connection with the collection of such amounts, including reasonable attorneys’ fees and disbursements.

5.7 Samples

(a) Upon BioForm’s request, Supplier will sell to BioForm Bulk Product Sample units for use by BioForm only as samples used in sales demonstrations and trade shows and for regulatory purposes but not in surgical procedures involving humans. The number of Bulk Product Sample units to be sold to BioForm under this Section 5.7 during any calendar quarter shall not exceed [****] of the aggregate number of product units ordered by BioForm during the immediately prior calendar quarter. Notwithstanding the foregoing, Supplier shall sell to BioForm [****] Bulk Product Sample units for the EC Countries and [****] Bulk Product Sample units for the United States, respectively, in the first six months following the commercial launch of Company Product in such regions. The price for each Bulk Product Sample unit will equal [****] per unit.

(b) Upon FDA PMA approval and upon BioForm’s request, Supplier will sell to BioForm Training Product Samples at [****] per Training Product Sample unit for use by BioForm only as samples in the Territory. Training Product Samples may be used in sales demonstrations and trade shows, for regulatory purposes, for clinical in-service training, and for demonstration on humans so long as there is no charge for such use by BioForm. Supplier shall sell Training Product Sample units to BioForm for use as follows: (i) up to [****] Training Product Sample units following the commercial launch of Company Product

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in the United States and (ii) up to [****] Training Product Sample units during each quarter for the seven quarters following FDA PMA approval.

(c) BioForm may not sell any Bulk Product Sample units or Training Product Samples. If requested by Supplier, BioForm shall certify in writing that sample product units were used only in compliance with this Section 5.7.

5.8 Delivery Terms. All deliveries of Products shall be F.O.B. Supplier’s manufacturing facility. Supplier shall have no further responsibility for Products after, and all risk of damage to or loss or delay of Products shall pass to BioForm upon, delivery by Supplier at the F.O.B. location to the common carrier specified by BioForm or, in the event that no carrier shall have been specified by BioForm on or before the date 15 days prior to the requested shipment date, a common carrier reasonably selected by Supplier, or in the event that BioForm delays shipment more than four business days following the delivery date stated in the applicable purchase order. BioForm shall be responsible for all shipping, handling, insurance, and inventory holding (from the third business day following such delivery) costs resulting from Product deliveries in accordance with this Section 5.8. BioForm agrees to store, transport, and deliver Company Product in a manner that ensures Company Product is delivered to the end user in good condition. Supplier shall deliver all Company Products to BioForm free and clear of all liens and encumbrances or other defects in title.

5.9 Acceptance

(a) Each shipment of Company Product from Supplier to BioForm shall contain such quality control certificates reasonably requested by BioForm certifying that the Company Product units shipped conform to the Product Specifications. Notwithstanding any prior inspection or payments, all Company Product will be subject to final inspection and acceptance at BioForm’s designated destination point within fifteen business days after delivery. BioForm shall notify Supplier within fifteen business days after delivery of any apparent defective material or workmanship or non-conformity of any Company Product unit to the Product Specifications, purchase order, or, if apparent, the requirements of Section 6.1. If BioForm fails to so notify Supplier, BioForm will be deemed to have accepted the Company Product units received; provided, that the warranty set forth in Section 9.2 shall survive acceptance of the Company Product by BioForm.

(b) Without prejudice to any other right or remedy of BioForm, in case any item is defective in material or workmanship, or otherwise not in conformity with the Product Specifications, the requirements of BioForm’s purchase order, or the requirements of Section 6.1, BioForm will have the right to reject it. Any item that has been rejected must be replaced by and at the expense of Supplier promptly after notice. BioForm will not be required to pay for any rejected item, or its shipping costs or any other costs related thereto. BioForm will return all rejected Company Product to Supplier at Supplier’s expense. Supplier shall investigate the cause for the rejection and provide to BioForm in writing all proposed corrective actions associated with the cause for rejection.

5.10 Changes. Supplier shall not make any changes to Company Product (including materials, packaging, and directions for use), the BSA Specifications, the Product Specifications, raw materials, component suppliers, or manufacturing process for Company Product, which in any case could reasonably be expected to affect the form, fit, function, regulatory status, or efficacy of the Company Product or patient safety, unless approved by BioForm in writing in advance, which approval may not be unreasonably denied. Without limiting the foregoing, all such changes (including changes required by law) shall be submitted to BioForm no later than 60 calendar days prior to Supplier’s proposed date of implementation for such change. Unless BioForm notifies Supplier in writing that it disapproves of such change during the 60-calendar day period or if such a proposed change is otherwise required by law, regulation, or Regulatory Authority directive, Supplier shall be authorized to implement such change and shall be responsible for properly

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communicating and implementing such change, including with respect to any of Supplier’s vendors. Without limiting the foregoing, the following changes shall be deemed governed by this Section 5.10: (a) use of any nonconforming material in the manufacture of any Company Product in variance with the Product Specifications; (b) implementation of any Supplier-authorized temporary deviation that could affect the handling, sterility, safety, or efficacy of any Company Product and be at variance with the Product Specifications; or (c) implementation of any Supplier-initiated corrective action that could affect the safety or efficacy of the Company Product. The foregoing is not intended to limit Supplier’s ability to make changes to any product other than the Company Product (or any of its components).

5.11 Supply Interruption Notice. Supplier will notify BioForm immediately in writing upon becoming aware of any material obsolescence, supply shortage, or other interruption or potential interruption in the supply of any material, component, or sub-assembly, in each case as it relates to Company Product.

5.12 Transfer Price

(a) Company Product Price. Except as otherwise provided for the purchase of samples in Section 5.7 and subject to the terms of this Section 5.12, BioForm shall pay Supplier a transfer price (the “Transfer Price”) for any Company Product delivered to and not rejected by BioForm equal to (i) until BioForm has ordered and accepted [****] units of Company Product in any calendar year, [****] per product unit; (ii) thereafter, until BioForm has ordered and accepted [****] units of Company Product in any calendar year, [****] per product unit; and (iii) thereafter, for any remaining units of Company Product ordered and accepted in any calendar year, [****] per unit.

(b) Component Price. From time to time, BioForm may request to individually purchase components, such as applicator tips, of the Company Product for use in connection with the sale of Company Product. BioForm shall pay Supplier a transfer price for any component in an amount to be negotiated in good faith between the parties.

(c) Adjustments to Transfer Price. Additionally, the parties agree to use commercially reasonable, good faith efforts to negotiate adjustments to the Transfer Price if (a) requested by Supplier, and only if Supplier’s cost to manufacture Company Product [****] since the Effective Date or latest prior price adjustment; or (b) requested by BioForm, upon the occurrence of a change in market dynamics that results in BioForm [****] since the Effective Date or latest prior price adjustment.

(d) No Limitation on Pricing. Nothing contained herein shall be deemed to limit in any way the right of BioForm to determine the prices at which, or the terms on which, Company Product purchased by BioForm may be resold by BioForm. Supplier will be responsible for any royalties or fees payable by Supplier or BioForm to any third party with respect to any agreement concerning such third party’s Intellectual Property or other proprietary rights associated with the import, export, use, sale, or distribution hereunder of any Company Product.

6. COMPLIANCE

6.1 Manufacturing Requirements. Supplier will manufacture Company Product in accordance with the then-current (a) Product Specifications, (b) applicable regulations relating to current Good Manufacturing Practices and similar protocols required by the Act (“CGMP”), quality system regulations of the FDA (“QSR”), including master device and lot history records, and ISO 13485 requirements (including appropriate certification), MDD requirements, CMDCAS requirements, and (c) other pertinent rules and regulations of Regulatory Authorities that have approved sale of the Company Product. Upon the request of BioForm, Supplier shall provide BioForm with written evidence of compliance with the criteria set forth in the preceding sentence. During the Term, Supplier will maintain, or cause to be maintained, the Company

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Product manufacturing facility’s registration as a certified medical device manufacturing facility with all applicable Regulatory Authorities or cause such facility to be maintained such that the facility would pass an audit for compliance with CGMP and QSR. Supplier shall maintain ongoing quality assurance and testing policies sufficient to satisfy its obligations under this Agreement, BioForm’s standard requirements for approval as a vendor as described in BioForm’s supplier quality system review policy, and Supplier’s standard quality assurance policies, copies of which are attached hereto. For seven years after delivery to BioForm of each Company Product unit, or such longer period as may be required by CGMP and other applicable rules and regulations of any Regulatory Authority, Supplier shall (i) maintain traceability for each Company Product unit including the manufacturing date and lot number of each Company Product unit and each component and material comprising each Company Product and (ii) provide BioForm a copy of such records upon BioForm’s written request.

6.2 Regulatory Communications. Each party shall promptly notify the other and provide to the other a copy or transcription, if available, of any communication from any Regulatory Authority relating to Company Product, the marketing thereof, or any related matter (including copies of all Product Approvals) and shall keep the other party reasonably apprised of regulatory interactions and similar activities with governmental authorities and international bodies in connection with Company Product anywhere in the Territory.

6.3 Traceability Program. BioForm shall be responsible for maintaining medical device vigilance systems in the Territory as required by laws applicable to distributors of products such as the Company Product, and shall provide Supplier with reasonable access to such records.

6.4 Notices. Each party shall notify the other immediately by fax, with confirming notice via overnight delivery, as soon as it becomes aware of any issue with Company Product or its testing, manufacture, labeling, or packaging, occurring within the Territory or outside of the Territory, including any issue relating to regulatory compliance, safety or efficacy of Company Product or breach by the party of the terms of this Agreement. Without limiting the generality of the foregoing, each party will notify the other immediately if it becomes aware of any death or bodily injury caused by a Company Product unit (or suspected to be caused by a Company Product unit) or any malfunction of Company Product occurring within the Territory or outside of the Territory or any regulatory or ISO inspections or other communications with regulatory or ISO authorities related to the Company Product or that would in any way impact Company Product or the party’s performance of its responsibilities hereunder.

6.5 Compliance with Laws. Each party will comply with all laws and regulations in the Territory applicable to it that pertain to the testing, manufacture, labeling, marketing, distribution, sale, or packaging of Company Product and in any other manner pertaining to the performance of its obligations under this Agreement, including the maintenance of ongoing quality assurance and testing procedures to comply with applicable regulatory requirements. Each party will also comply with all laws and regulations applicable to it of the countries and jurisdictions in the Territory pertaining to the import, export, distribution, sales, and marketing of Company Product. Without limiting the generality of the foregoing, each party will, as required by law of such party, (a) report to every applicable Regulatory Authority within any relevant time periods all events that are required to be reported (including any death or serious bodily injury caused by a Company Product); and (b) deliver, within the permitted time periods, all annual or other periodic reports required to be delivered to every applicable Regulatory Authority.

6.6 BioForm Inspection Rights; Regulatory Co-operation; Suppliers

(a) BioForm shall have the right to have its representatives present at the plant or plants at which Company Product is manufactured during normal business hours to conduct an initial and periodic inspections of such facilities and manufacturing procedures for compliance with CGMP and QSR, the Product

Specifications and BioForm’s quality assurance requirements and to inspect Supplier’s inventory of Company Product, work-in-process, raw materials to be used for Company Product, production records, design history file, quality manuals, regulatory dossiers, and such other matters as may be pertinent to proper quality assurance of Company Product to be delivered hereunder. BioForm agrees to give Supplier a minimum of five business days’ prior notice of any such inspection and each non-employee BioForm representative may be required by Supplier to sign a confidentiality agreement. Supplier shall promptly use its best efforts to take such action as is required to correct any deficiencies identified by BioForm relating to the production of Company Product. Supplier further agrees to use its best efforts to provide such documentation or conduct such analyses as BioForm may reasonably request in connection with any regulatory submission or audit.

(b) At BioForm’s reasonable request, Supplier will perform a quality system assessment of the vendors who provide Supplier with raw components/materials, sub-assemblies or contract services for any Company Product.

6.7 Regulatory Audit. Supplier will permit authorized representatives of any Regulatory Authority to inspect Supplier’s plant and production facilities relating to or used in connection with the manufacture of Company Product and will promptly notify BioForm when Supplier receives notice of any such inspection. Supplier will advise BioForm of the findings of any regulatory inspection and will promptly take the necessary steps to correct any compliance deficiencies found by the Regulatory Authority relating to the production of Company Product. Supplier further agrees to use its reasonable best efforts to provide to BioForm such documentation or conduct such analyses as BioForm may reasonably request in connection with any regulatory submission or audit concerning Company Product. BioForm will permit authorized representatives of any Regulatory Authority to inspect BioForm’s facilities relating to distribution of Company Product and will promptly notify Supplier when BioForm receives notice of any such inspection. BioForm will advise Supplier of the findings of any regulatory inspection and will promptly take the necessary steps to correct any compliance deficiencies found by the Regulatory Authority relating to BioForm’s activities with Company Product.

6.8 Complaints. BioForm shall be responsible for all Company Product-related Complaint handling activities, evaluations, analyses, and regulatory communications. BioForm will enter all Complaints, as well as recommendations and analyses of Supplier, into BioForm’s Complaint handling system. In connection with such Complaint activities:

(a) “Complaint” means any written, electronic, or oral communication that alleges deficiencies related to the identity, quality, durability, reliability, safety, effectiveness, or performance of a device after it is released for distribution (marketed).

(b) “Complaint Evaluation” means a documented process for determining the root cause (or the most probable cause) of a Complaint.

(c) At BioForm’s request, Supplier will cooperate and perform Complaint Evaluations for Complaints that may be the result of Supplier’s actions (a “Process Complaint”) in order to determine any required corrective actions. Supplier will maintain records of such investigations as required by CGMP. Supplier has a period of seven calendar days from the time it receives a Process Complaint from BioForm to perform a preliminary investigation that evaluates the root cause of the Complaint and makes a corrective action recommendation. Supplier will inform BioForm immediately of the results of any such investigation and Supplier’s recommendations. BioForm will return to Supplier the Company Product unit that is the subject of the Complaint if such Company Product has been made available to BioForm. Supplier will also maintain a cross reference system from Supplier’s complaint handling system to BioForm’s complaint handling system. Supplier will take reasonable actions to complete all corrective actions in connection with a Process Complaint within 90 calendar days. BioForm acknowledges that some corrective actions may take more than 90 calendar days to complete. Upon BioForm’s request, Supplier will provide periodic updates until all corrective actions are complete. Supplier will provide BioForm with a follow-up report on the effectiveness of the corrective actions within a reasonable time period. Without limiting the foregoing, to the extent required by applicable law, Supplier will report all Complaints to the relevant Regulatory Authority in compliance with its obligations under Section 6.5.

(d) BioForm will promptly notify Supplier of any corrective actions generated by BioForm relating to Company Product. Any such corrective actions that require action by Supplier will be specifically noted by BioForm and Supplier will provide a written response to BioForm within 15 calendar days. BioForm may elect to increase this time period at its option.

6.9 Quality Plan. Supplier shall establish a quality plan which will define the quality practices, the resources, and the activities relevant to Company Product and will periodically notify BioForm of any updates or revisions to the Quality Plan. This plan must be approved in writing by BioForm, which approval will not be unreasonably withheld, conditioned or delayed.

6.10 Product Recalls

(a) If, in the judgment of Supplier or BioForm, any Company Product defect or any government action requires a recall of, or the issuance of an advisory letter regarding, any Company Product, either party may undertake such recall or issue such advisory letter after consultation with the other party. Each party shall notify the other party in a timely manner prior to making any recall or issuing any advisory letter. The parties shall endeavor to reach an agreement prior to making any recall or issuing any advisory letter regarding the manner, text, and timing of any publicity to be given such matters in time to comply with any applicable legal or regulatory requirements, but such agreement will not be a precondition to any action that either party deems necessary to protect users of Company Product or to comply with any applicable governmental orders, regulations, or mandates. The parties agree to provide reasonable assistance to one another in the event of any recall or issuance of any advisory letter. BioForm shall have the right to manage any recall within the Territory so long as such management does not prevent Supplier from exercising its rights under this Section 6.10.

(b) In the event of a recall of Company Product, Supplier shall correct noted deficiencies relating to its manufacture, packaging, testing, labeling, and Supplier’s storing or handling of Company Product (“Process Related Recalls”), if applicable, or cause the vendor of any material, component, or sub-assembly incorporated into such Company Product to do likewise with respect to such material, component, or sub-assembly and BioForm shall correct noted deficiencies related to matters for which it is responsible. For Process Related Recalls, Supplier shall, at BioForm’s option, either, at its cost replace each unit of the Company Product recalled (including units held in inventory by BioForm or its customers) with a corrected Company Product within a reasonable period of time, or refund the purchase price therefor. Supplier shall promptly pay or reimburse BioForm for all costs and expenses (including shipping, quality control testing, notification, and restocking costs) incurred by BioForm as a result of any recall or advisory letter (unless resulting from a deficiency caused by BioForm, in which case BioForm will reimburse Supplier for Supplier’s costs and expenses associated with such recall).

7. TRADEMARKS; IMPROVEMENTS; INTELLECTUAL PROPERTY

7.1 Trademarks. Except as may otherwise be agreed to by the parties in accordance with Section 4.8, BioForm shall have no right to use the Supplier Trademarks in connection with the promotion, marketing, sale, distribution, and delivery of Company Product or otherwise and BioForm shall not otherwise use the Supplier Trademarks in connection with the promotion, marketing, sale, distribution, or delivery of any Company Product except as may be required to comply with applicable law or regulations relating to distribution within the Territory of Company Product, and Supplier hereby grants to BioForm a license to do so. Except as may otherwise be agreed to by the parties in accordance with Section 4.8, BioForm agrees not to use, distribute, or market any BioForm Trademarks in connection with any Company Product or otherwise that are sufficiently similar to any Supplier Trademarks as to create confusion between Company Product and the BioGlue Surgical Adhesive.

7.2 Infringement

(a) Each of BioForm and Supplier will notify the other party in writing of any infringement of a Proprietary Right in the Field and in the Territory or unauthorized disclosure or use of any Confidential Information pertaining to the Company Product within 15 calendar days after it becomes aware of such infringement or unauthorized disclosure. Supplier shall have the exclusive right to determine what action, if any, to take in response to any such unauthorized use and to take all legal action it deems necessary or advisable to eliminate or minimize the consequences of any infringement of a Proprietary Right in the Field and in the Territory.

(b) Supplier shall permit BioForm to participate at its own cost in any legal action brought by Supplier to eliminate or minimize the consequences of any infringement of a Proprietary Right in the Field in the Territory; provided that Supplier shall maintain the right to control the prosecution of such action.

(c) If BioForm elects to participate in the legal action, all proceeds realized upon any judgment or settlement regarding an action undertaken pursuant to Section 7.2(a) with respect to infringement of Proprietary Rights (net of direct out-of-pocket fees and expenses relating thereto) in the Field in the Territory shall be shared equally by Supplier and BioForm with respect to infringement of Patent Rights.

(d) If BioForm can demonstrate that an infringing product has gained a minimum of [****] share of the market addressed by the Company Product in the Field in the Territory taken as a whole, the Transfer Price paid by BioForm to Supplier for Company Product will decrease by [****] per unit. Such decrease will remain in effect until a Favorable Conclusion is obtained. For the purposes of this Agreement, a “Favorable Conclusion” is defined as a cessation of the infringement, withdrawal of the infringing product from the Field in the Territory, reduction of the infringing products market share in the Field in the Territory to less than [****], or other compromise conclusion to the infringement that is reasonably acceptable to both BioForm and Supplier. If a Favorable Conclusion cannot be obtained the decreased Transfer Price set forth in this Section 7.2(d) will remain for the Term of this Agreement.

7.3 Patent Prosecution. Supplier shall apply for, prosecute, and maintain the BSA Patents in the Territory. Supplier shall keep BioForm reasonably informed as to the status of the prosecution and maintenance of the BSA Patents in the Territory and with respect to any actions regarding the BSA Patents in the Territory. Payment of all fees and costs relating to the filing, prosecution, and maintenance of the BSA Patents shall be the responsibility of Supplier.

8. CERTAIN OBLIGATIONS OF SUPPLIER

8.1 Product Information. Supplier will assist BioForm in creating product handling manuals, sales literature, promotional materials, training materials, videos, demonstration kits, and other applicable information for Company Product by sharing with BioForm similar information developed and used by Supplier with its BioGlue Surgical Adhesive. The material shared (collectively, the “Product Information”) shall include information Supplier has that it believes will he helpful and appropriate in assisting BioForm in formulating any other manuals, promotional materials, and warning labels deemed necessary or appropriate by BioForm for Company Product. Product Information shared may be used by BioForm solely for the purpose identified above.

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8.2 BioForm Materials. Portions of the Product Information may be incorporated into BioForm materials used with Company Product but only in ways that avoid attribution to or association with Supplier or Supplier products other than Company Product. Supplier represents and warrants that the Product Information shall be accurate and complete in all material respects, and undertakes to update any such Product Information when any information included therein becomes outdated, inaccurate, or misleading. BioForm acknowledges, however, that the Product Information relates specifically to the BioGlue Surgical Adhesive and not the Company Product. BioForm shall have the right to produce, at its expense, promotional material, Company Product handling manuals, instructions for use, warning labels, and other written information relating to Company Product that is based in whole or in part on the material supplied by Supplier subject to the limitations set forth above. BioForm reserves exclusive right and title in BioForm-created Company Product literature and documentation, subject to Supplier’s retained rights in, and BioForm’s limited licensed rights to, any Product Information incorporated therein.

8.3 Training Advice and Assistance. Supplier will provide reasonable train-the-trainer technical assistance and training at Supplier’s facilities regarding Company Product for BioForm as BioForm reasonably requests. Supplier shall also provide to BioForm other services or other support information to assist BioForm in marketing Company Product as BioForm reasonably requests. BioForm shall be responsible for all of its costs associated with obtaining the training and support provided for under this Section 8.3. Supplier shall be responsible for the costs and expenses of its personnel incurred in connection with providing train-the-trainer technical assistance and training provided pursuant to this Section 8.3, up to a maximum of [****] per year.

8.4 Product Development

(a) Supplier may develop enhancements it intends to incorporate into the BioGlue Surgical Adhesive during the term of this Agreement that have potential application to the Company Product (“Enhancements”). Unless otherwise agreed by the parties, at least once every six months during the Term, representatives of each of BioForm and Supplier shall hold a meeting in accordance with Sections 4.4 and 8.4 (the “Product Development Meeting”) at which Supplier will present Enhancements for BioForm to consider for application to the Company Product. At such Product Development Meeting, BioForm will also present its marketing plans (pursuant to Section 4.4) for the period and any information or feedback that BioForm reasonably believes may lead to Improvements. Within 30 calendar days following each Product Development Meeting, Supplier shall deliver a notice to BioForm (the “Enhancements Notice”) that shall describe the Enhancements that were presented by Supplier at such Product Development Meeting. Within 30 calendar days following receipt of the Enhancements Notice, BioForm may notify Supplier in writing if BioForm elects that any Enhancement described in the Enhancements Notice shall become an Improvement. If BioForm does provide such notice to Supplier during such 30-calendar day period, then BioForm and Supplier shall agree on a timeline for implementation of the Improvement in new Product Specifications for Company Product. If BioForm does not provide such a notice, said Enhancement shall not be implemented into the Company Product. The Enhancements Notice may also describe any potential Enhancements presented by Supplier at the Product Development Meeting, but BioForm shall not be required to take any action under this Section 8.4 with respect to such potential Enhancements until such time as they are presented by Supplier as Enhancements at a future Product Development Meeting. All Enhancements and potential Enhancement information provided by Supplier shall be considered Supplier Confidential Information.

(b) From time to time, each party may request the other party to participate in joint projects to develop Improvements. Neither party is obligated to participate in such projects, and in each

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instance, each party’s decision whether to participate will be made in such party’s sole discretion. If both parties mutually agree to participate in such a project (a “Program”), the parties will promptly prepare a mutually agreeable written development agreement specifying the development activities to be performed by and the research and development tasks assigned to each party (the “Development Agreement”). All allocation of Intellectual Property rights with respect to any Program will be set forth in writing in the Development Agreement.

(c) In the absence of a Development Agreement, (i) BioForm and Supplier shall retain joint ownership of Intellectual Property rights in which there is joint inventorship by BioForm (or its Affiliates) and Supplier, as determined in accordance with United States patent law, with Supplier’s rights in such joint ownership being subject to the license rights of BioForm under this Agreement, (ii) any Intellectual Property rights related to the Company Products, Enhancements, and Improvements that are created solely by employees or consultants of Supplier during the Term shall be considered to be Intellectual Property rights of Supplier, subject to the license rights of BioForm under this Agreement, and (iii) any Intellectual Property rights related to the Company Products and Improvements that are created solely by employees or consultants of BioForm or any of its Affiliates during the Term shall be considered to be Intellectual Property rights of BioForm. BioForm hereby grants to Supplier a perpetual, royalty free, world-wide, nonexclusive license to Supplier under such Blocking Intellectual Property to make, use, and sell such Intellectual Property outside the Field. “Blocking Intellectual Property” for the purposes of Section 8.4(c)(iii) shall mean Intellectual Property necessary for Supplier to make, use, or sell SA Product.

9. REPRESENTATIONS AND WARRANTIES

9.1 Mutual Representations and Warranties

(a) Supplier hereby represents and warrants that:

(i) it is a duly and validly organized and existing corporation in good standing under the laws of the state of Florida, and that it or its Affiliates that may be performing its obligations under this Agreement are legally qualified to do business in each jurisdiction in which this Agreement may be performed and where its activities hereunder require such qualification,

(ii) the performance of this Agreement and the consummation of the transactions contemplated herein will not result in any breach, conflict, or violation of any terms or provisions of, or constitute a default under, its Certificate of Incorporation or By-Laws, or other organizational documents, or any material agreement or instrument to which it is a party, by which it is bound, or to which any of its property is subject,

(iii) all requisite corporate action has been taken for the due authorization, execution, delivery, and performance of this Agreement by it, and this Agreement constitutes a legally binding obligation, enforceable against such party, in accordance with its terms, except insofar as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting the rights of creditors generally, and

(iv) it is not a party to any litigation relating to, or that could reasonably be expected to affect, its ability to perform its obligations under this Agreement.

(b) BioForm hereby represents and warrants that:

(i) it is a duly and validly organized and existing corporation in good standing under the laws of the state of Delaware, and that it or its Affiliates that may be performing its obligations under this Agreement are legally qualified to do business in each jurisdiction in which this Agreement may be performed and where its activities hereunder require such qualification,

(ii) the performance of this Agreement and the consummation of the transactions contemplated herein will not result in any breach or violation of any terms or provisions of, or constitute a default under, its Certificate of Incorporation or By-Laws, or other organizational documents, or any material agreement or instrument to which it is a party, by which it is bound, or to which any of its property is subject,

(iii) all requisite corporate action has been taken for the due authorization, execution, delivery, and performance of this Agreement by it, and this Agreement constitutes a legally binding obligation, enforceable against such party, in accordance with its terms, except insofar as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting the rights of creditors generally, and

(iv) it is not a party to any litigation relating to, or that could reasonably be expected to affect, its ability to perform its obligations under this Agreement.

9.2 Product Warranty. Supplier represents and warrants to BioForm that Company Product supplied to BioForm hereunder shall, during the applicable shelf life: (a) conform to the Product Specifications, (b) be manufactured, labeled, packaged, and tested (while in the possession or control of Supplier) in accordance with applicable Product Approvals and applicable laws and regulations in each country or jurisdiction within the Territory for which Product Approval has been obtained relating to the manufacture, labeling, packaging, and testing of Company Product, including those set forth in Section 6.1, (c) have a shelf life of at least two years when shipped to BioForm, and (d) be free and clear of liens and encumbrances.

9.3 Non-Infringement. Supplier represents and warrants to BioForm that it knows of no Intellectual Property rights of others that will be infringed by the development, manufacture, marketing, or sale of the Company Product by Supplier or BioForm as contemplated by this Agreement.

9.4 Title. Supplier represents and warrants to BioForm that Supplier has sufficient right, title, and interest in the BSA Patents and the Proprietary Rights to perform its obligations under this Agreement and to grant BioForm the license and distribution rights that are granted in this Agreement.

10. INDEMNIFICATION AND LIABILITY

10.1 Infringement Indemnification

(a) Subject to the provisions of Section 10.3, Supplier shall defend, indemnify, and hold harmless BioForm, its subsidiaries, parent corporations, Affiliates, officers, directors, independent contractors, partners, shareholders, employees, agents, and their respective successors and assigns from and against any claim, suit, demand, loss, damage, expense (including reasonable attorney’s fees and those that may be asserted by a third party), or liability (collectively, “Losses”) arising from or related to an allegation that the development, manufacture, marketing, or sale of any Company Product in the Territory infringes or misappropriates any Intellectual Property right of any third party, except for Losses that are the responsibility of BioForm pursuant to Section 10.1(b). If any Company Product is held to constitute an infringement or misappropriation of any third party’s Intellectual Property right or if BioForm and Supplier concur that any Company Product constitutes an infringement or misappropriation, Supplier will at its expense either: (i) procure the right for BioForm to continue distributing the Company Product in accordance with this Agreement at no additional cost to BioForm, (ii) replace the Company Product with a non-infringing and non-misappropriating equivalent product conforming to the Product Specifications at no additional cost to BioForm, or (iii) modify the Company Product to make it non-infringing and non-misappropriating while conforming to the Product Specifications at no additional cost to BioForm.

(b) Subject to the provisions of Section 10.3, BioForm shall defend, indemnify, and hold harmless Supplier, its subsidiaries, parent corporations, Affiliates, officers, directors, independent contractors, partners, shareholders, employees, agents, and their respective successors and assigns from and against any Losses arising from or related to (i) an allegation that any BioForm Trademark used by BioForm in connection with the marketing or sale of Company Product infringes or misappropriates any trademark right of any third party, (ii) from any product description or claim made by BioForm in writing or through electronic transmission that is not consistent with the product description and claims approved by Supplier, or (iii) a warranty claim asserted by any third party based on a warranty made in connection with Company Product that was not approved in writing by Supplier.

10.2 Other Claims. Subject to the provisions of Section 10.3, each of Supplier and BioForm (each, in such capacity, an “Indemnifying Party”) will defend, indemnify, and hold harmless the other party, its subsidiaries, parent corporations, Affiliates, officers, directors, independent contractors, partners, shareholders, employees, agents, and their respective successors and assigns (collectively, in such capacity, the “Indemnitees”) from and against any Losses, including Losses imposed upon or caused to be incurred by the Indemnitee(s) by any third party, arising from or related to (a) any material breach of such Indemnifying Party’s representations and warranties, covenants, or obligations under this Agreement; or (b) any negligence or intentional misconduct by such Indemnifying Party (or its employees, agents, or representatives) in performing its obligations under this Agreement. The indemnification under the foregoing clause (b) shall not apply in the event and to the extent that a court of competent jurisdiction determines that such Losses arose as a result of any Indemnitees’ negligence, intentional misconduct, or breach of this Agreement.

10.3 Procedure. A party seeking indemnification shall promptly notify the other party in writing of a claim or suit; provided, that a party’s failure to give such notice or delay in giving such notice shall not affect such party’s right to indemnification under this Section 10 except to the extent that the other party has been prejudiced by such failure or delay. Neither party has any obligation to indemnify the other party in connection with any settlement made without the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld. The Indemnitee has the right to participate (i) at its own expense in the claim or suit with counsel of its own choosing and (ii) in selecting counsel to be used by the Indemnifying Party in such claim or suit. The Indemnifying Party will consult with the Indemnitee in good faith with respect to all non-privileged aspects of the defense strategy. The Indemnitee shall cooperate with the Indemnifying Party as reasonably requested, at the Indemnifying Party’s sole cost and expense. The Indemnifying Party shall not settle any claim or suit without the Indemnitee’s prior written consent unless such settlement is limited to the payment of cash by the Indemnifying Party and contains a full release of the Indemnitee.

10.4 Insurance. At all times during which any Company Product is being clinically tested with human subjects or commercially distributed or sold by BioForm hereunder, as well as for a period of seven years thereafter, Supplier shall procure and maintain from a reputable insurer reasonably satisfactory to BioForm insurance, including product liability insurance, adequate to cover its obligations hereunder and which is consistent with normal business practices of prudent companies similarly situated. Such insurance policy shall at all times name BioForm as an additional insured thereunder and Supplier shall provide a certificate of insurance to BioForm evidencing such coverage. It is understood that such insurance shall not be construed to create a limit of Supplier’s liability with respect to its indemnification obligations under this Section 10. Supplier shall provide BioForm with written evidence of such insurance (or financial information that describes the amounts available under any self-insurance facility) upon request. Supplier shall provide BioForm with written notice at least 15 calendar days prior to the cancellation, non-renewal, or material change in such insurance.

10.5 No Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATIONS OR WARRANTIES AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

10.6 Limitation of Liability. SUPPLIER AND BIOFORM EACH AGREE THAT NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR NET PROFITS RELATING TO THE SAME), ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME.

11. TERM AND TERMINATION

11.1 Term. This Agreement shall take effect as of the Effective Date and shall remain in effect until terminated in accordance herewith (the “Term”).

11.2 Termination

(a) BioForm may terminate this Agreement upon [****] days written notice to Supplier if Supplier fails to meet its manufacturing and supply obligations under this Agreement for a period of [****].

(b) Supplier may terminate this Agreement upon [****] days written notice to BioForm if (i) BioForm has not designed, funded, and conducted a Regulatory Approval Plan and diligently pursued programs with the goal of obtaining FDA approval to market and sell a Company Product in at least one applicable indication within the Field, or (ii) BioForm fails to file with the FDA an IDE submission in at least one applicable indication within the Field by [****] from the Effective Date, or (iii) enroll the first patient in a United States clinical trial within [****] from the date of IDE approval.

(c) Either party may terminate this Agreement at any time upon [****] calendar days written notice to the other party in the event that the other party shall have materially breached any of its obligations, representations, or warranties hereunder and shall not have cured such breach prior to the expiration of such [****] period, which begins on the date that such written notice is received. Such notice shall specify in reasonable detail the nature of the material breach.

(d) The parties may also terminate this Agreement at any time upon mutual written agreement.

11.3 Exclusive Remedy. The parties agree that Supplier’s sole and exclusive remedy with respect to a material breach by BioForm of any of the covenants set forth in Section 3.1 and Section 4.6 shall be to terminate this Agreement in accordance with Section 11.2(a), or, as applicable, 11.2(b) and receive the Development Effort Data from BioForm if Supplier reimburses BioForm for all costs associated with the Regulatory Approval Plan, Regulatory Approvals and the physical transfer of the Development Effort Data. “Development Effort Data” means all data obtained by BioForm in the process of implementing the Regulatory Approval Plan and obtaining regulatory authority to distribute Company Product. Supplier shall not bring, commence, continue, or prosecute any claim, legal action, or proceeding under, in relation to, arising out of, or in connection with a breach of Section 3.1 or Section 4.6 except to cause the termination of this Agreement and obtain timely transfer of the Development Effort Data in accordance with this Section 11.3. Notwithstanding and in addition to the rights conveyed by and limitations contained in this Section

****	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

11.3, Supplier may separately terminate its obligations under Sections 4.2, 4.3, and 4.9 at any time by so notifying BioForm in writing if BioForm [****] of Company Product from Supplier in each 12 month period that commences at least 12 months after BioForm’s receipt of PMA approval or comparable Regulatory Approval from the FDA for at least one indication within the Field, provided that, Supplier may only terminate its obligations pursuant to Sections 4.2, 4.3, and 4.9 after it has notified BioForm in writing of its breach and given BioForm 30 days to cure such breach.

11.4 Effect of Termination. Notwithstanding anything to the contrary contained herein, upon termination or expiration of this Agreement, (a) Supplier shall continue to fill all BioForm Company Product orders made in accordance with the provisions of this Agreement prior to the date of such termination or expiration; (b) BioForm shall continue to have all rights necessary or appropriate to sell Company Product (including Company Product delivered pursuant to post-termination orders and any Company Product ordered by BioForm prior to termination or expiration) for [****] following the date of termination or expiration, and Supplier shall continue to comply with all of its duties and obligations hereunder necessary or appropriate to facilitate such sales by BioForm; (c) Supplier shall continue to comply with all of its duties and obligations hereunder necessary or appropriate to permit BioForm to fulfill its obligations to deliver Company Product pursuant to tenders or sales contracts outstanding at the time of such termination or expiration until such tenders or sales contracts have expired, including Supplier’s obligation to fill any related BioForm Company Product orders; and (d) BioForm shall take reasonable action to timely transfer to Supplier the Development Effort Data. Termination of this Agreement shall not affect rights and obligations of either party that may have accrued prior to the effective date of termination or any obligation that by its nature or express terms survives termination. Without limiting the foregoing, the provisions of Sections 1, 5 (with respect to Company Product shipped prior to expiration or termination), 6.10, 8.4(c), 9 10, 11, and 12 shall survive any expiration or termination of this Agreement.

12. GENERAL PROVISIONS

12.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed in that jurisdiction, without giving effect to its rules regarding conflicts of laws.

12.2 Waiver. Except as otherwise expressly set forth herein, no provision of or right under this Agreement shall be deemed to have been waived by any act or acquiescence on the part of either party, its agents, or employees, except by an instrument in writing signed by an authorized officer of each party. No waiver by either party of any breach of this Agreement by the other party shall be effective as to any other breach, whether of the same term or condition or any other term or condition and whether occurring before or after the date of such waiver.

12.3 Independent Contractors. Each party represents that it is acting on its own behalf as an independent contractor and is not acting as an agent for or on behalf of any third party. This Agreement and the relations hereby established by and between Supplier and BioForm do not constitute a partnership, joint venture, franchise, agency, or contract of employment.

12.4 Assignment. Neither party may assign its rights or obligations hereunder without the prior written consent of the other, which consent may not be unreasonably withheld, conditioned or delayed; except that either party may assign its rights and obligations hereunder to a purchaser of all or substantially all of its assets or business without the other party’s consent. It is understood that either party may, to the extent not expressly prohibited in this Agreement, from time to time perform some or all of its obligations hereunder through one or more of its Affiliates. It is further understood and agreed that either party may grant a security interest in its rights under the Agreement to its lender.

****	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.5 Change of Control; Successors and Assigns. Notwithstanding any other provision of this Agreement to the contrary, Supplier and BioForm will not consummate any sale, directly or indirectly, of all or substantially all of its assets or business relating to the Company Products (whether by stock sale, asset sale, merger, or otherwise) unless the purchaser unconditionally agrees in writing, with a copy provided to the other party following closing of the transaction, that the terms of this Agreement shall be honored by the purchaser and that this Agreement shall be a binding obligation of the purchaser. Supplier and BioForm agree to provide each other written notice of any transaction contemplated by this Section 12.5, under condition of confidentiality, including any change of control of Supplier or BioForm (through a stock sale, asset sale, equity issuance, merger, or otherwise) prior to the closing of such transaction. This Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.

12.6 Publicity. Except as is necessary for governmental notification purposes or to comply with applicable laws and regulations or to enforce their respective rights under this Agreement, and except as otherwise agreed to by the parties in writing, the parties shall (a) keep the material terms of this Agreement confidential and (b) agree upon the text and the exact timing of any public announcement relating to the transactions contemplated by this Agreement.

12.7 Confidentiality. Each of Supplier and BioForm acknowledge that in order to satisfy their respective obligations under this Agreement, it will be necessary for the parties to exchange certain Confidential Information. In consideration of the mutual benefits to be derived from the exchange of Confidential Information, Supplier and BioForm agree as follows:

(a) Confidential Information of a disclosing party shall be treated and safeguarded hereunder by the receiving party for a period of five years from the date of disclosure and with the same degree of care with which it treats its own Confidential Information of like character. Such receiving party will not use Confidential Information for any purposes other than in connection with the relationship established by this Agreement. The receiving party warrants that it applies reasonable safeguards against the unauthorized disclosure and use of Confidential Information.

(b) The receiving party agrees to limit access to the Confidential Information to such employees and consultants of the receiving party who reasonably require such access in connection with the transactions contemplated by this Agreement. To the extent practicable, in the event that the receiving party is required to disclose any Confidential Information pursuant to any law, regulation, or judicial or administrative directive, the receiving party shall promptly notify the disclosing party in order to allow the disclosing party a reasonable period of time to obtain protective or confidential treatment of the Confidential Information before it is disclosed.

12.8 Further Assurances; Force Majeure. Each party covenants and agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, it will execute and deliver any further legal instruments and perform any acts that are or may become reasonably necessary to effectuate the purposes of this Agreement. Any delay in the performance of any of the duties or obligations of either party shall not be considered a breach of this Agreement and the time required for performance shall be extended for a period equal to the period of such delay; provided that such delay has been caused by or is the result of any act of God, embargo, strike, fire, flood, or other unforeseeable cause beyond the control and without the fault or negligence of the party so affected. The party so affected shall give prompt notice to the other party of such cause, and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as possible.

12.9 Specific Performance. Each party acknowledges that it will be impossible to measure in money the damage to the other party if a party fails to comply with the obligations imposed by Section 12.7 of this Agreement, and that, in the event of any such failure, the other party will not have an adequate remedy at law or in damages. Accordingly, each party agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is an appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law. Each party agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party’s seeking or obtaining such equitable relief.

12.10 Notices. Unless otherwise provided herein, any notice, report, payment, or document to be given by one party to the other shall be in writing and shall be deemed given when actually received or when delivered personally or mailed by certified or registered mail, postage prepaid (such mailed notice to be effective on the date that is three business days after the date of mailing), or sent by reputable overnight courier (such notice sent by courier to be effective one business day after it is deposited with such courier), and in the case of BioForm, addressed to the attention of the Chief Financial Officer, at 1875 South Grant Street, Suite 110, San Mateo, California 94402, and in the case of Supplier, addressed to the attention of Chief Operating Officer at 1655 Roberts Blvd. NW, Kennesaw, Georgia 30144, or to such other place as any party may designate as to itself by written notice to the other party.

12.11 Severability. In the event any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other term or provision hereof. The parties agree that they will negotiate in good faith or will permit a court to replace any provision hereof so held invalid, illegal, or unenforceable with a valid provision that is as similar as possible in substance to the invalid, illegal, or unenforceable provision.

12.12 Headings. Headings of the sections and subsections of this Agreement are for reference purposes only and shall not limit or affect the meaning or construction of the terms and conditions hereof.

12.13 Interpretation. Words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a section or paragraph in which such words appear, unless the context otherwise requires. The singular shall include the plural, unless the context otherwise requires. Whenever the word “include,” “includes,” or “including” appears in this Agreement, it shall be deemed in each instance to be followed by the words “without limitation.”

12.14 Entire Agreement; Amendment. The terms and provisions contained in this Agreement constitute the entire understanding of the parties with respect to the transactions and matters contemplated hereby and supersede all previous communications, representations, agreements, and understandings relating to the subject matter hereof. No agreement or understanding amending, supplementing, or extending this Agreement shall be binding upon either party unless it is in writing and signed by the applicable party. Without limiting the foregoing, the parties anticipate that the Exhibits, Annexes, and Schedules to this Agreement may be amended or supplemented from time to time by mutual written agreement.

12.15 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this EXCLUSIVE DEVELOPMENT, DISTRIBUTION, AND SUPPLY AGREEMENT to be executed by their respective duly authorized officers, and have duly delivered and executed this Agreement under seal as of the date first set forth above.

CRYOLIFE, INC.		BIOFORM MEDICAL, INC.

By:	/s/ D. Ashley Lee	By:	/s/ Steven L. Basta
Name:	D. Ashley Lee	Name:	Steven L. Basta
Title:	EVP, COO & CFO	Title:	President & CEO

Exhibit A

BSA Patents

[****]	Country	Title	Status
[****]	US	Adhesive Composition and Method	Issued

[****]	Austria	Aldehyde-Cured Proteinaceous Adhesive	Issued

[****]	Belgium	Aldehyde-Cured Proteinaceous Adhesive	Issued

[****]	Canada	Aldehyde-Cured Proteinaceous Adhesive	Issued

[****]	Denmark	Aldehyde-Cured Proteinaceous Adhesive	Issued

[****]	Europe	Aldehyde-Cured Proteinaceous Adhesive	Issued

[****]	Finland	Aldehyde-Cured Proteinaceous Adhesive	Issued

[****]	France	Aldehyde-Cured Proteinaceous Adhesive	Issued

[****]	Germany	Aldehyde-Cured Proteinaceous Adhesive	Issued

[****]	Greece	Aldehyde-Cured Proteinaceous Adhesive	Issued

	Ireland	Aldehyde-Cured Proteinaceous Adhesive	Pending

[****]	Italy	Aldehyde-Cured Proteinaceous Adhesive	Issued

	Luxembourg	Aldehyde-Cured Proteinaceous Adhesive	Pending

	Monaco	Aldehyde-Cured Proteinaceous Adhesive	Pending

[****]	Netherlands	Aldehyde-Cured Proteinaceous Adhesive	Issued

[****]	Norway	Aldehyde-Cured Proteinaceous Adhesive	Issued

	Norway	Aldehyde-Cured Proteinaceous Adhesive	Pending

[****]	Portugal	Aldehyde-Cured Proteinaceous Adhesive	Issued

	Spain	Aldehyde-Cured Proteinaceous Adhesive	Pending

	Sweden	Aldehyde-Cured Proteinaceous Adhesive	Pending

[****]	Switzerland & Liechtenstein	Aldehyde-Cured Proteinaceous Adhesive	Issued

	United Kingdom	Aldehyde-Cured Proteinaceous Adhesive	Pending

****	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit B

BSA Specifications

BioGlue® Surgical Adhesive is a two-component surgical adhesive composed of purified bovine serum albumin and glutaraldehyde. The solutions are dispensed by a controlled delivery system, composed of a reusable delivery device, applicator tips, and applicator tip extenders. Once dispensed, the adhesive solutions (in a pre-defined ratio) are mixed in the applicator tip where cross-linking begins. The glutaraldehyde molecules covalently bond (cross-link) the bovine serum albumin molecules to each other and, upon application, to the tissue proteins at the repair site, creating a flexible mechanical seal independently of the body’s clotting mechanism. The delivery device-mediated application is designed to provide reproducible mixing of the components in vitro. BioGlue begins to polymerize within 20 to 30 seconds and reaches its bonding strength within 2 minutes. BioGlue also adheres to synthetic graft materials via mechanical interlocks within the interstices of the graft matrix. The BioGlue component has a shelf life of 3 years if stored at 25°C.

Test	Specifications

Container Integrity	Container is sealed with no evidence of damage

Product Integrity	Product shows no sign of damage

Seal Integrity of Inner and Outer Pouches	All 4 seals complete and intact.

Conformance of non-irradiated product code	Parent lot of non-irradiated material meets conformance requirements

[****]	[****]

[****]

Count	Quantity of containers in batch shipped is equal to quantity irradiated and received

Manufacturer and Part Number	Meets that specified for pouched irradiated product code

[****]	[****]*

[****]	[****]*

[****]	[****]

[****]	[****]

[****]	[****]

Seal Strength of Outer Pouch Seals	> 0.5 lbs/in.

[****]	[****]

[****]	[****]

[****]	[****]

*	The release criteria are the acceptance criteria for release of the product. The product specifications are parameters that must be met at the end of the product’s shelf-life.
****	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit C

EC Countries

United Kingdom

France

Spain

Germany

Italy

Belgium

Luxembourg

The Netherlands

Switzerland

Austria

Ireland

Portugal

Exhibit D

Trademarks

BioGlue® and CryoLife BioGlue®

Exhibit 3.1(b)

Preliminary Regulatory Approval Plan

The contents of this exhibit are preliminary and subject to change based on i) discussions with the FDA or applicable regulatory authorities; ii) in BioForm’s reasonable business judgment; and iii) in accordance with Section 3.1 and 3.2 of the agreement.

United States Regulatory Approval Plan

BioForm is preparing a regulatory strategy in the U.S. to secure PMA approval to sell BioGlue for certain indications in the Field. The current strategy contemplates submitting an IDE to the U.S. FDA to conduct a pivotal clinical study in the U.S. Following execution of this agreement, BioForm plans to work closely with the FDA to determine the appropriate endpoints and study parameters to secure such approval. Such discussions may impact the timing and study design as outlined below and BioForm will evaluate and modify, in its discretion, the regulatory approval program accordingly. The details of the contemplated clinical study are listed below.

EU & Canada Regulatory Approval Plan

BioForm is currently evaluating regulatory strategies to secure approval for a CE Mark and the appropriate Canadian license to sell BioGlue for certain indications in the Field. The current strategy contemplates [****] dossier in concert with CryoLife and the appropriate notified bodies [****]

BioForm believes that the current data available [****], but are also determining [****]. Following the execution of the contract, BioForm will contact the respective regulatory authorities to determine the appropriate steps required to secure such approval. These steps may include additional clinical evaluations in certain countries and depending on the outcome of such discussions, BioForm will make a determination as to the feasibility of such requests in the context of market size, opportunity and costs required to enter these respective markets. BioForm also is contemplating certain multi-stage regulatory strategies to first secure labeling to enter the markets with the possibility of conducting additional clinical or post-market evaluations to potentially expand the labeling.

BioForm will apply appropriate regulatory and financial resources utilizing both internal resources and outside consultants. BioForm expects to work closely with CryoLife to provide references to clinical data and to facilitate conversations with the appropriate regulatory authorities. The contemplated budget has yet to be determined and will depend on the outcome of our discussions with the regulatory authorities.

Potential U.S. Clinical Study Outline:

IDE PREPARATION OVERVIEW:

BioForm is planning to conduct a clinical development program to seek at least one indication PMA approval from the FDA in the United States in the Field. BioForm believes that [****] the timelines in this plan will be adjusted accordingly.

****	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

The IDE will include such standard provisions as a report of prior investigations of BioGlue, investigational plan, investigator information, manufacturing information, IRB information, informed consent, among others and some of which will incorporate by reference CryoLife’s existing clinical and regulatory information. The IDE submission is currently under development

PROPOSED STUDY OBJECTIVE & DESIGN:

The proposed pivotal clinical study will be prospectively defined to evaluate the effectiveness and safety of BioGlue in browlift surgery. The study design is currently contemplated to entail one of the following protocols:

•	[****]

•	[****]

•	[****].

•	Other designs or comparisons to be determined

ENDPOINTS:

Effectiveness measures may be determined by the vertical lift of the brow following the procedure at various time points. As currently contemplated (in preliminary draft form)The patients may be seen post-operatively at [****] and at [****], [****], [****], [****], and [****] post surgery in order to evaluate the healing process as well as the brow elevation. It’s expected that efficacy may be assessed out to [****] and safety will be evaluated through [****].

The level of vertical lift or suspension that is clinically relevant shall be determined and agreed to in concert with the FDA. BioForm currently contemplates the following assessment criteria:

•	[****].

•	Patients will be evaluated closely for any potential side effects associated with the surgery and BioGlue.

PATIENT POPULATION:

BioForm expects to implement standard inclusion and exclusion criteria to screen a population of evaluable patients for this study.

****	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

STATISTICAL CONSIDERATIONS:

Standard statistical methods will be employed to determine primary and secondary efficacy and safety outcomes. Depending on the final study design, BioForm may consult with appropriate statistical authorities to both determine the effectiveness of the surgery and accurately assess a change over time using a 95% confidence interval.

NUMBER OF INVESTIGATOR SITES & PATIENTS:

BioForm expects to enroll up to [****] patients at up to [****] investigator sites. Standard screening and evaluation criteria may be employed to identify the appropriate patient population.

POTENTIAL TIMELINE & BUDGET:

Task	Potential Date	Cost

[****]	[****]	[****]

[****]	[****]	[****]

[****]	[****]	[****]

[****]	[****]	[****]

[****]	[****]	[****]

[****]	[****]

[****]	[****]

[****]	[****]	[****]

[****]	[****]	[****]

[****]	[****]	[****]

****	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 4.3

Other Distributors

Supplier has distribution agreements for its BioGlue Surgical Adhesive with [****] covering [****] the EC Countries and [****] in Canada. While these agreements do not grant rights to distribute Company Product in the Field, the contracts themselves do not explicitly prohibit the sale of BioGlue Surgical Adhesive in the Field. Approved applications for BioGlue Surgical Adhesive in the EC Countries and Canada are as follows: BioGlue is indicated for use as an adjunct to standard methods of surgical repair (such as sutures, staples, electrocautery, and/or patches) to bond, seal and/or reinforce soft tissue. BioGlue may also be applied alone to seal and/or reinforce damaged parenchyma when other ligature or conventional procedures are ineffective or impractical. Indicated soft tissues are cardiac, vascular, pulmonary, genitourinary, dural, alimentary (esophageal, gastrointestinal, and colorectal), and other abdominal (pancreatic, splenic, hepatic, and biliary). Additionally, BioGlue is used in the fixation of surgical meshes in hernia repair. For general surgical repair procedures, BioGlue may be used to aid in the sealing, bonding, and reinforcing of parenchymal tissues.

Countries covered by referenced distribution agreements are [****]

****	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.